Exhibit 99.3

BULLDOG SIGNS DISTRIBUTION AGREEMENT WITH

NETTEL IN EQUADOR

Richmond, British Columbia, Canada - March 10, 2004 - Bulldog Technologies, Inc. (OTCBB: BLLD). On March 3, 2004, Bulldog entered into a Distribution Agreement with Nettel Incorporated located in Guayaquil, Ecuador to distribute the Bulldog line of BOSSTM security products in Ecuador.

Nettel, one of Ecuador's leading telecommunications distributors with business interests throughout Latin America is actively representing Bulldog BOSS™ products with the Port Authorities in Ecuador. These ports represent major hubs for Global container traffic and handle over 300,000 containers annually.

Nettel operates an Inmarsat F Satellite Terminal in Ecuador, which services the communications needs of major transnationals including Bellsouth, Pacific Container Transport, Maersk, Dole Inc., the Ecuador Military and the Port Authority of Guayaquil.

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers; and the Yard BOSS™ , for cargo stored in yards.

Bulldog's existing BOSSTM products include the Yard BOSSTM, Road BOSSTM and the Road BOSSTM Internal, all of which will be introduced to Nettel's customer base, and incorporated into the Nettel Tracking System.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com